Exhibit 99.1

Francesca’s Holdings Corporation Announces Follow-On Offering of 9,000,000 Shares of Common Stock

HOUSTON, January 18, 2012 – Francesca’s Holdings Corporation (Nasdaq:FRAN) today announced a follow-on offering of 9,000,000 shares of its common stock. All 9,000,000 shares are being offered by selling stockholders, which includes certain members of management and certain affiliates of CCMP Capital Advisors, LLC. In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock. Francesca’s Holdings Corporation will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint bookrunners for the offering, and Stifel, Nicolaus & Company Incorporated and KeyBanc Capital Markets Inc. are acting as co-managers.. The offering will be made only by means of a written prospectus, copies of which may be obtained by contacting: Prospectus Department, Goldman, Sachs & Co., 200 West Street, New York, NY 10282; or Prospectus Department, J.P. Morgan Securities LLC, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717.

A registration statement relating to shares of the common stock of Francesca’s Holdings Corporation has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Francesca’s Holdings Corp.

Francesca’s Collections is a growing specialty retailer with boutiques designed and merchandised to feel like independently owned, upscale boutiques and provide customers with an inviting, intimate and differentiated shopping experience. The assortment is made up of a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customer, although finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. The boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week to create a sense of scarcity and newness.

CONTACT:	Francesca’s Collections
ICR, Inc.
Jean Fontana/Joseph Teklits
203-682-8200
jean.fontana@icrinc.com